AJ. ROBBINS, PC
1600 Broadway Suite 1940
DENVER, COLORADO 80202

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Asia Entertainment & Resources Ltd. of our report dated May 11, 2010, relating to the combined statements of operations and comprehensive income (loss), changes in shareholders' and owners' equity (deficit), and cash flows of the Operations of Sang Heng Gaming Promotion Company Limited, Spring Gaming Promotion Company Limited, Iao Pou Gaming Promotion Limited, Doowell Limited (the “Promoter Companies”) and Asia Gaming & Resort Limited (collectively known as “Asia Entertainment & Resources Ltd.” or the “Company”) for the year ended December 31, 2009, which appear in Form 20-F filed on March 16, 2012.

/s/ AJ. ROBBINS, PC

AJ. ROBBINS, PC
CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado

September 7, 2012